Exhibit 10.9

EXECUTION VERSION

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

MISSION HOLDINGS US, INC.

TABLE OF CONTENTS

			Page

1.	Definitions		1

2.	Agreement Among the Company and the Investors		4
	2.1	Right of First Refusal	4
	2.2	Right of Co-Sale	6
	2.3	Effect of Failure to Comply	7

3.	Exempt Transfers		8
	3.1	Exempted Transfers	8
	3.2	Exempted Offerings	9
	3.3	Prohibited Transferees	9

4.	Drag-Along Right		8
	4.1	Actions to be Taken	8
	4.2	Exceptions	9
	4.3	Restrictions on Sales of Control of the Company	10
	4.4	Irrevocable Proxy and Power of Attorney	11
	4.5	Manner of Voting	11

5.	Investor Suitability		11
	5.1	General	11
	5.2	Transfer Restriction	12
	5.3	Repurchase Right Related To Suitability	12
	5.4	Other Restrictions	13
	5.5	Cooperation Upon Conversion	14

6.	Buy-Out Option - Schwazze Investor		14

7.	Transfers		15
	7.1	General Restrictions on Transfers	15
	7.2	Permitted Transfers	17

8.	Legend		17

9.	Lock-Up		187
	9.1	Agreement to Lock-Up	187
	9.2	Stop Transfer Instructions	198

10.	Miscellaneous		198
	10.1	Term	198
	10.2	Stock Split	198
	10.3	Ownership	198
	10.4	Dispute Resolution	198
	10.5	Notices	209

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10.6	Entire Agreement	209
10.7	Delays or Omissions	20
10.8	Amendment; Waiver and Termination	20
10.9	Assignment of Rights	20
10.10	Severability	21
10.11	Additional Investors	21
10.12	Governing Law	21
10.13	Titles and Subtitles	21
10.14	Counterparts	21
10.15	Covenants of the Company	21
10.16	Specific Performance	21
10.17	Further Assurances	21
10.18	Consent of Spouse	21

Schedule A - Investors

Exhibit A - Consent of Spouse

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RIGHT OF FIRST REFUSAL

AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”), is made as of May 20, 2022 by and among Mission Holdings US, Inc., a Colorado corporation (the “Company”), and the Investors (defined below).

WHEREAS, the Company and the Investors are parties to that certain Preferred Stock Purchase Agreement, of even date herewith (the “Stock Purchase Agreement”), pursuant to which such Investors have agreed to purchase shares of the Convertible Preferred Stock of the Company, par value $0.0001 per share (the “Preferred Stock”); and

WHEREAS, the Company desire to further induce the Investors to purchase Preferred Stock.

1.	Definitions.

1.1       “Affiliate” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

1.2       “Applicable Marijuana Codes” means, collectively or individually, as the context requires, any rules and regulations related to the business of growing, manufacturing, selling and/or distribution of marijuana products, including the provisions of the Colorado Medical Marijuana Code, the Colorado Retail Marijuana Code and/or the rules and regulations promulgated thereunder and the similar codes applicable in California with respect to the Company’s business and the rules and regulations promulgated thereunder.

1.3       “Applicable MED” means, collectively or individually, as the context requires, the Colorado MED and any other state or local marijuana enforcement division of any state in which the Company operates.

1.4       “Articles” means the Articles of Incorporation of the Company filed with the Colorado Secretary of State on November 2, 2020, as amended by the Articles of Amendment (including the Attachment to Amended Articles of Incorporation of Mission Holdings US, Inc.) filed with the Colorado Secretary of State on December 29, 2021 and the Designation, Preferences, Limitations and Relative Rights of Convertible Preferred Stock of the Company to be filed with the Colorado Secretary of State on or about the date hereof in connection with the transactions contemplated under the Stock Purchase Agreement, as may be further modified, amended, and/or restated from time to time.

1.5       “Board of Directors” means the Company’s board of directors as elected from time to time.

1.6       “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Investor or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion price.

1.7       “Colorado MED” means the Colorado Department of Revenue, Marijuana Enforcement Division, C.R.S. §§12-43.3-101, et seq., C.R.S 12-43.4-101, et seq. and 25-1.5-101, et seq.

1.8       “Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

1.9       “Company Notice” means written notice from the Company notifying the selling Investor that the Company intends to exercise its Right of First Refusal as to some or all of the Capital Stock with respect to any Proposed Investor Sale.

1.10“Drag-along Sale” shall have the meaning set forth in Section 4.1. 1.11 “Family Members” shall have the meaning set forth in Section 7.2(b).

1.12“Investor Director” means a member of the Board of Directors elected by a holder or holders of the Company’s Preferred Stock exclusively and separately pursuant to the Articles.

1.13“Investor Notice” means written notice from an Investor notifying the Company and the selling Investor that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Capital Stock with respect to any Proposed Investor Sale.

1.14“Investors” means the Persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Section 10.9, each Person who hereafter becomes a signatory to this Agreement pursuant to Section 10.11 and any one of them, as the context may require.

1.15“Non-Selling Investors” shall have the meaning set forth in Section 2.1(c). 1.16 “Offered Stock” shall have the meaning set forth in Section 2.1(a).

1.17“Permitted Transfer” means a Transfer of Capital Stock carried out pursuant to Section 7.2.

1.18“Permitted Transferee” shall have the meaning set forth in Section 7.2.

1.19“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority (including, without limitation, any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision), unincorporated organization, trust, association, or other entity.

1.20“Prohibited Transferee” shall have the meaning set forth in Section 3.3.

1.21“Proposed Investor Sale” means any sale, offer to sell or similar transfer for value of Capital Stock (or any interest therein) proposed by any Investor, unless such sale, offer to sell or similar transfer for value is pursuant to a Sale of the Company or is an exempt transfer under Section 3.

1.22“Proposed Investor Sale Notice” means written notice from an Investor setting forth the terms and conditions of a Proposed Investor Sale.

1.23“Proposed Purchaser” means any Person to whom an Investor proposes to make a Proposed Investor Sale.

1.24“Right of Co-Sale” means the right, but not an obligation, of a Non-Selling Investor to participate in a Proposed Investor Sale on the terms and conditions specified in the Proposed Investor Sale Notice.

1.25“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Offered Stock with respect to a Proposed Investor Sale, on the terms and conditions specified in the Proposed Investor Sale Notice.

1.26“Sale of the Company” means a transaction or series of related transactions in which a Person, or a group of related Persons, (a) acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”), (b) acquires, leases, transfers or exclusively licenses all or substantially all of the assets of the Company (including, without limitation, cannabis licenses and permits necessary to the Company’s operations), or (c) results in a merger, consolidation, recapitalization or reorganization of the Company with or into another Person that results in the inability of the Investors to elect or designate a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

1.27“Secondary Notice” means written notice from the Company notifying the selling Investor and the other Investors that the Company does not intend to exercise its Right of First Refusal as to all shares of Offered Stock with respect to any Proposed Investor Sale.

1.28“Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of the Offered Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Investor Sale Notice.

1.29“Schwazze Investor” means Medicine Man Technologies, Inc. (d/b/a Schwazze), a Nevada corporation.

1.30“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any shares of Capital Stock owned by a Person or any interest (including a beneficial interest) in any Capital Stock owned by a Person. “Transfer”, when used as a noun, shall have a correlative meaning.

1.31“Transferee” means a recipient of, or proposed recipient of, a Transfer, including a Permitted Transferee.

1.32“Undersubscription Notice” means written notice from a Non-Selling Investor notifying the Company and the selling Investor that such Investor intends to exercise its option to purchase all or any portion of the Offered Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.	Agreement Among the Company and the Investors.

2.1Right of First Refusal.

(a)Grant. Subject to the terms of Section 3 below, each Investor hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Capital Stock that such Investor may propose to transfer or sell in a Proposed Investor Sale (the “Offered Stock”), at the same price and on the same terms and conditions as those offered to the Proposed Purchaser.

(b)Notice. Each Investor proposing to make a Proposed Investor Sale must deliver a Proposed Investor Sale Notice to the Company and each other Investor not later than forty-five (45) days prior to the consummation of such Proposed Investor Sale. Such Proposed Investor Sale Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Investor Sale, the identity of the Proposed Purchaser and the intended date of the Proposed Investor Sale. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Investor within fifteen (15) days after delivery of the Proposed Investor Sale Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by an Investor with the Company that contains a preexisting right of first refusal, the Company and such Investor acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Section 2.1(a) and this Section 2.1(b).

(c)Grant of Secondary Refusal Right to Investors. Subject to the terms of Section 3 below, each Investor hereby unconditionally and irrevocably grants to the other Investors (the “Non-Selling Investors”) a Secondary Refusal Right to purchase all or any portion of the Offered Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(b). If the Company does not intend to exercise its Right of First Refusal with respect to all of the Offered Stock subject to a Proposed Investor Sale, the

Company must deliver a Secondary Notice to the selling Investor and to all Non-Selling Investors to that effect no later than fifteen (15) days after the selling Investor delivers the Proposed Investor Sale Notice to the Company. To exercise its Secondary Refusal Right, a Non-Selling Investor must deliver an Investor Notice to the selling Investor and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)Undersubscription of Offered Stock. If options to purchase have been exercised by the Company and the Non-Selling Investors with respect to some but not all of the Offered Stock by the end of the ten (10) day period specified in the last sentence of Section 2.1(b) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Non-Selling Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Offered Stock on the terms and conditions set forth in the Proposed Investor Sale Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Investor and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two (2) or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Offered Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Offered Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Investor of that fact.

(e)Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Offered Stock that the Company and the Non-Selling Investors have agreed to purchase in the Company Notice, Investor Notices and Undersubscription Notices is less than the total number of shares of Offered Stock, then the Company and the Non-Selling Investors shall be deemed to have forfeited any right to purchase such Offered Stock, and the selling Investor shall be free to sell all, but not less than all, of such Offered Stock to the Proposed Purchaser on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Investor Sale Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Section 2.2; (ii) any future Proposed Investor Sale shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Investor Sale Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f)Consideration; Closing. If the consideration proposed to be paid for the Offered Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board of Directors and as set forth in the Company Notice. If the Company or any Investor cannot for any reason pay for the Offered Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Offered Stock by the Company and the Non-Selling Investors shall take place, and all payments from the Company and the Non-Selling Investors shall have been delivered to the selling Investor, by the later of (i) the date specified in the Proposed Investor Sale Notice as the intended date of the Proposed Investor Sale; and (ii) forty-five (45) days after delivery of the Proposed Investor Sale Notice.

2.2Right of Co-Sale.

(a)Exercise of Right. If any Capital Stock subject to a Proposed Investor Sale is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Proposed Purchaser, each Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Investor Sale as set forth in Section 2.2(b) below and, subject to Section 2.2(d), otherwise on the same terms and conditions specified in the Proposed Investor Sale Notice. Each Investor who desires to exercise its Right of Co-Sale (each, a “Co-Sale Participant”) must give the selling Investor written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Co-Sale Participant shall be deemed to have effectively exercised its Right of Co-Sale. Any Investor who fails to give the selling Investor timely notice of exercise of its Right of Co-Sale will be deemed to have waived such Investor’s Right of Co-Sale with respect to the Proposed Investor Sale.

(b)Shares Includable. Each Co-Sale Participant may include in the Proposed Investor Sale all or any part of such Co-Sale Participant’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Capital Stock subject to the Proposed Investor Sale (excluding shares purchased by the Company or the Co-Sale Participant pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Co-Sale Participant immediately before consummation of the Proposed Investor Sale (including any shares that such Investor has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Co-Sale Participants immediately prior to the consummation of the Proposed Investor Sale (including any shares that all Co-Sale Participants have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Capital Stock held by the selling Investor. To the extent one (1) or more of the Co-Sale Participants exercises such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Capital Stock that the selling Investor may sell in the Proposed Investor Sale shall be correspondingly reduced.

(c)Purchase and Sale Agreement. The Co-Sale Participant and the selling Investor agree that the terms and conditions of any Proposed Investor Sale in accordance with this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Proposed Purchaser (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Co-Sale Participants and the selling Investor further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.

(d)Allocation of Consideration. The aggregate consideration payable to the Co-Sale Participants and the selling Investor shall be allocated based on the number of shares of Capital Stock sold to the Proposed Purchaser by each Co-Sale Participant and the selling Investor as provided in Section 2.2(b), provided that if a Co-Sale Participant wishes to sell Preferred Stock and the Proposed Investor Sale Notice was with respect to Common Stock, the price set forth in the Proposed Investor Sale Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock.

(e)Purchase by Selling Investor; Deliveries. Notwithstanding Section 2.2(c) above, if any Proposed Purchaser(s) refuse(s) to purchase Capital Stock subject to the Right of Co-Sale from any Co-Sale Participant(s) or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Co-Sale Participants, no Investor may sell any Capital Stock to such Proposed Purchaser(s) unless and until, simultaneously with such sale, such Investor purchases all Capital Stock subject to the Right of Co-Sale from such Co-Sale Participant or Participants on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Investor Sale Notice and as provided in Section 2.2(d). In connection with such purchase by the selling Investor, such Co-Sale Participant(s) shall deliver to the selling Investor any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Investor (or request that the Company effect such transfer in the name of the selling Investor). Any such shares transferred to the selling Investor will be transferred to the Proposed Purchaser against payment therefor in consummation of the sale of the Capital Stock pursuant to the terms and conditions specified in the Proposed Investor Sale Notice, and the selling Investor shall concurrently therewith remit or direct payment to each such Co-Sale Participant the portion of the aggregate consideration to which each such Co-Sale Participant is entitled by reason of its participation in such sale as provided in this Section 2.2(e).

(f)Additional Compliance. If any Proposed Investor Sale is not consummated within sixty (60) days after receipt of the Proposed Investor Sale Notice by the Company and the Investors, the Investor proposing the Proposed Investor Sale may not sell any Capital Stock of such Investor unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Capital Stock subject to this Section 2.2.

2.3Effect of Failure to Comply.

(a)Transfer Void; Equitable Relief. Any Proposed Investor Sale not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Capital Stock not made in strict compliance with this Agreement).

(b)Violation of First Refusal Right. If any Investor becomes obligated to sell any Capital Stock to the Company or any Investor under this Agreement and fails to deliver such Capital Stock in accordance with the terms of this Agreement, the Company and/or such Investor may, at its option, in addition to all other remedies it may have, send to such Investor the purchase price for such Capital Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books any certificates, instruments, or book entry representing the Capital Stock to be sold.

(c)Violation of Co-Sale Right. If any Investor purports to sell any Capital Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require the selling Investor to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Proposed Purchaser had the Prohibited Transfer been effected in compliance with the terms of Section 2.2. The sale will be made on the same terms, including, without limitation, as provided in Section 2.2(d), and subject to the same conditions as would have applied had the Investor not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Investor shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s Right of Co-Sale.

3.	Exempt Transfers.

3.1Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply (a) in the case of an Investor that is an entity, upon a transfer of Capital Stock by such Investor to its stockholders, members, partners or other equity holders, (b) to a repurchase of Capital Stock from an Investor by the Company at a price pursuant to an agreement containing vesting or repurchase provisions approved by a majority of the Board of Directors, which shall include at least one (1) Investor Director (provided that at least one (1) Investor Director is elected and serving on the Board of Directors at the time of such approval) (c) to a pledge of Capital Stock that creates a mere security interest in the pledged Capital Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Investor making such pledge, or (d) in the case of an Investor that is a natural person, upon a transfer of Capital Stock by such Investor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Investor (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative approved by unanimous consent of the Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Investor or any such family members; provided that in the case of clause(s) (a), (c), or (d), the Investor shall deliver prior written notice to the other Investors of such pledge, gift or transfer and such shares of Capital Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Investor (but only with respect to the securities so transferred to the transferee), including the obligations of an Investor with respect to Proposed Investor Sale of such Capital Stock pursuant to Section 2; and provided further in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Capital Stock to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

3.3Prohibited Transferees. Notwithstanding the foregoing, no Investor shall transfer or sell any Capital Stock to (a) any entity which, in the determination of the Board of Directors, directly or indirectly competes with the Company; or (b) any customer, distributor or supplier of the Company, if the Board of Directors should determine that such transfer or sale would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier (each, a “Prohibited Transferee”).

4.	Drag-Along Right.

4.1Actions to be Taken. In the event that both the Board of Directors and Investors owning shares of Capital Stock representing more than fifty percent (50%) of the outstanding voting power of the Company approves a Sale of the Company or the Schwazze Investor elects to exercise the Buy-Out Option pursuant to Section 6 (a “Drag-along Sale”), then each Investor and the Company hereby agree, upon conversion of such Investor’s Capital Stock (if applicable):

(a)if such transaction requires stockholder approval, with respect to all shares of Capital Stock (the “Shares”) that such Investor owns or over which such Investor otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Articles required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)if such transaction is a Stock Sale, to sell the same proportion of Capital Stock beneficially held by such Investor as is being sold by the selling Investors to the Person to whom the selling Investors propose to sell their Shares, and, except as permitted in Section 4.3 below, on the same terms and conditions as the selling Investors;

(c)to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the selling Investors in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, regulatory approval, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e)to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)if the consideration to be paid in exchange for the Shares pursuant to this Section 4 includes any securities and due receipt thereof by any Investor would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Investor in lieu thereof, against surrender of the Shares which would have otherwise been sold by such stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)in the event that the selling Investors, in connection with such Sale of the Company, appoint an stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Investors under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Investor’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Investors, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Investor with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

4.2Exceptions. Notwithstanding the foregoing, an Investor will not be required to comply with Section 4.1 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)any representations and warranties to be made by such Investor in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Investor holds all right, title and interest in and to the Shares such Investor purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Investor in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Investor have been duly executed by the Investor and delivered to the acquirer and are enforceable against the Investor in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Investor’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)the Investor shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)the liability for indemnification, if any, of such Investor in the Proposed Sale and for the inaccuracy or breach of any representations and warranties made by the Company or its stockholders (including the Investor) in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Investor in connection with such Proposed Sale; and

(d)upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of Preferred Stock will receive the same amount of consideration per share of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the holders of at least seventy-five percent (75%) of the Preferred Stock elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common

Stock are entitled in a Deemed Liquidation (as defined in the Articles) (assuming for this purpose that the Proposed Sale is a Deemed Liquidation) in accordance with the Articles in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Investor’s Shares pursuant to this Section 4.2(d) includes any securities and due receipt thereof by any Investor would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Investor in lieu thereof, against surrender of the Investor’s Shares which would have otherwise been sold by such Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Investor’s Shares.

4.3Restrictions on Sales of Control of the Company. No Investor shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Articles in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation (as defined in the Articles)), unless the holders of at least seventy-five percent (75%) of the Preferred Stock elect otherwise by written notice given to the Company at least forty-five (45) days prior to the effective date of any such transaction or series of related transactions.

4.4Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the selling Investors, and each of them, with full power of substitution, with respect to the matters set forth in this Section 4, including, without limitation, votes regarding any Sale of the Company pursuant to this Section 4, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of this Section 4 or to take any action necessary to effect this Section 4. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 10.1 or Section 10.8. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 10.1 or Section 10.8 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.5Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to this Agreement need not make explicit reference to the terms of this Agreement.

5.	Investor Suitability.

5.1General. The Investors acknowledge and understand that (a) part of the business of the Company is to grow, manufacture, sell and distribute marijuana products in accordance with the laws, rules and regulation in the states in which it operates, including without limitation, Colorado law and the rules and regulations issued by the Colorado MED, (b) the Company is not permitted to issue any Preferred Stock (or any other Capital Stock or other equity interest) to any Person or entity that cannot qualify or would be unsuitable for qualification under the provisions of the Applicable Marijuana Codes, and (c) the issuance of any Preferred Stock (or any other Capital Stock or other equity interest) in violation of this provision shall be void and any such Preferred Stock (or Capital Stock or other equity interest) shall be deemed not to be issued and outstanding until (i) the Company shall cease to be subject to the jurisdiction of any Applicable MED, or (ii) each Applicable MED shall, by affirmative action, validate said issuance or waive any defect in issuance.

5.2Transfer Restriction. No Preferred Stock (or any other Capital Stock or other equity interest) or other interest issued by the Company and no interest, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the terms and provisions of this Agreement and the provisions of the Applicable Marijuana Codes, including any necessary consent or approval requirements promulgated thereunder. Any transfer in violation thereof shall be void until (a) the Company shall cease to be subject to the jurisdiction of any Applicable MED, or (b) each Applicable MED shall, by affirmative action, validate said transfer or waive any defect in said transfer.

5.3Repurchase Right Related To Suitability.

(a)If any Applicable MED at any time determines that any Investor (other than the Schwazze Investor) is unsuitable to hold any Preferred Stock (or any other Capital Stock or other equity interest) or other interest that prevents the Company from obtaining, maintaining, or renewing any cannabis license necessary to conduct the Company’s cannabis business activities, then the Company may, within sixty (60) days after the finding of unsuitability, purchase such Preferred Stock or other interests of such unsuitable Investor at an amount of consideration equal to the current market price as of the date of the finding of unsuitability as determined by a mutually agreed upon third party, which amount shall be paid by the Company, in the Company’s sole discretion and subject in all respect to the provisions of the Applicable Marijuana Codes and the approval of the Applicable MEDs, as follows:

(i)in cash, or

(ii)by an unsecured, non-recourse, non-convertible promissory note (y) with an interest rate equal to the prime rate published in the Wall Street Journal on the date of issuance of such note plus 3% per annum, and (z) payable over a period of five (5) years in quarterly installments of principal and accrued interest.

(b)If any Applicable MED at any time determines that the Schwazze Investor is unsuitable to hold any Preferred Stock (or any other Capital Stock or other equity interest) or other interest that prevents the Company from obtaining, maintaining, or renewing any cannabis license necessary to conduct the Company’s cannabis business activities, then the Company and the Schwazze Investor will work together in good faith to determine and agree upon an appropriate remedy acceptable to both parties for a reasonable period of time after the finding of unsuitability (but in no event more than thirty (30) days thereafter), provided that such remedy shall occur within sixty (60) days after the finding of unsuitability; provided, however, if such remedy is not determined and agreed upon by both parties during such thirty (30) period of time, then the Company may purchase such Preferred Stock or other interests of the Schwazze Investor in accordance with the terms of Section 5.3(a).

5.4Other Restrictions.

(a)Any Investor found unsuitable by an Applicable MED shall not hold directly or indirectly the beneficial ownership of any share, membership interest, or other interest in or to a licensee or holding company or intermediary company thereof beyond that period of time prescribed by the Applicable MED, and must be removed immediately from any position as a director, officer, member, manager or employee of such licensee or holding company or intermediary company thereof. In refusing to grant approval for the transfer of an interest or other involvement with a licensee, the Applicable MED or local licensing authority may determine that an individual or Person is unsuitable. In reviewing an application for licensure, the Applicable MED or local licensing authority may determine that an individual or Person is unsuitable.

(b)If the Applicable MED or local licensing authority determines a licensee or affiliated company thereof to be unsuitable or takes other disciplinary action, or if the licensee or affiliated company thereof, after the Applicable MED or local licensing authority serves notice to the licensee or affiliated company thereof, that a Person is unsuitable to be a stockholder, member or manager or to have any other direct or indirect relationship or involvement with such licensee or affiliated company thereof, the Company shall not:

(i)pay to any Person found to be unsuitable any dividend or interest on any stock or other interest, or make any payment or distribution of any kind whatsoever to such Person, except as expressly permitted herein for the buyout of the unsuitable Person;

(ii)recognize the exercise by any such unsuitable Person, directly or indirectly, or through any proxy, trustee or nominee, of any voting right conferred by any securities or interest in any securities; or

(iii)pay to any such unsuitable Person any remuneration in any form for services rendered.

(c)The Company is obligated to pursue all lawful efforts to require such unsuitable Investor to relinquish all Preferred Stock and any other securities, membership interest and/or other interest, including, if necessary, the immediate purchase of such Preferred Stock or other securities, membership interest and/or other interest by the Company in accordance with the terms hereof.

5.5Cooperation Upon Conversion.Each Investor acknowledges and understands that any conversion of shares of Preferred Stock may require the approval of both state and local licensing authorities (including, without limitation, any Applicable MED). Upon any such conversion, the applicable Investor agrees to cooperate and comply with any and all requirements and conditions to obtain the approval of state and local licensing authorities (including, without limitation, any Applicable MED) with respect to such conversion.

6.Buy-Out Option - Schwazze Investor. During the period commencing on the date hereof through the third anniversary thereof, the Schwazze Investor shall have the right to purchase all, but not less than all, of the issued and outstanding shares of Capital Stock of the Company (the “Buy-Out Option”), subject to the following terms and conditions:

(a)The value of the issued and outstanding shares of Capital Stock in the purchase of the Company pursuant to the Buy-Out Option (the “Buy-Out”) shall be calculated as the greater of: (i) the Company’s LTM EBITDA multiplied by the greater of (A) 8.0x, or (B) 60% of the LTM EBITDA multiple of the Schwazze Investor (the “Schwazze Investor Multiple”), less the amount of debt of the Company, plus the amount of cash of the Company; or (ii) $1.82 per share of Capital Stock issued and outstanding. “LTM EBITDA” shall mean EBITDA measured for the period of the most recent twelve (12) consecutive months ending prior to the date of such determination. “EBITDA” shall, for a given period, mean net income, plus income taxes, plus interest expense, plus depreciation, plus amortization, as adjusted (i) for such pro forma adjustments giving effect to any acquisition, disposition or investment, as applicable, since the start of such period, (ii) for any “extraordinary items” of gain or loss as that term is defined by generally accepted account principles in the United States, and (iii) with respect to determining the Company’s EBITDA, to add back the cash salary of each employee of the Company that will not become an employee of the Schwazze Investor after the Buy-Out and the amount of any monitoring fees paid or owed to an Investor during such period.

(b)The Schwazze Investor Multiple shall be calculated using the 30-day variable weighted average price of the Schwazze Investor’s stock and will be measured from the date of the written notice to the Company and each Investor of the Schwazze Investor’s intention to purchase all of the Capital Stock of the Company.

(c)The Schwazze Investor shall have the right to exercise the Buy-Out Option on the 36th and 48th month anniversary of the date hereof (each, an “Anniversary Date”). The Schwazze Investor shall provide written notice (each, a “Notice of Exercise Consideration”) to the Company ten (10) days prior to an Anniversary Date of its desire to consider exercising the Buy-Out Option on such Anniversary Date and to make a request to inspect the books and records of the Company and to receive any other reasonably requested information with respect to the Buy-Out Option. Within ten (10) days of receipt of any such Notice of Exercise Consideration, the Company shall make such books and records available to the Schwazze

Investor, during normal business hours and at its principal office, and provide such requested information to the Schwazze Investor. In such case, the Schwazze Investor shall have sixty (60) days from its access to such books and records and receipt of the requested information (the “Exercise Consideration Period”) to determine, and notify the Company and each Investor in writing, whether it will exercise the Buy-Out Option.

(d)If the Schwazze Investor elects not to exercise the Buy-Out Option on any Anniversary Date (either by not delivering a Notice of Exercise Consideration as required pursuant to Section 6(c) with respect to such Anniversary Date or, if the Schwazze Investor delivered a Notice of Exercise Consideration as required pursuant to Section 6(c) with respect to such Anniversary Date, but then determined not to exercise the Buy-Out Option prior to the expiration of the Exercise Consideration Period), the Company shall have the right to accept an offer to purchase all, but not less than all, of the issued and outstanding shares of Capital Stock of the Company from another Person, subject to the other terms of this Agreement, during the thirty (30) day period after the following applicable date: (i) such Anniversary Date if the Schwazze Investor does not deliver a Notice of Exercise Consideration as required pursuant to Section 6(c) with respect to such Anniversary Date, or (ii) the date that is the last day of the Exercise Consideration Period if the Schwazze Investor delivered a Notice of Exercise Consideration as required pursuant to Section 6(c) with respect to such Anniversary Date, but then determined not to exercise the Buy-Out Option prior to the expiration of the Exercise Consideration Period. If an offer from another Person is accepted by the Company during such thirty (30) day period, the Buy-Out Option will no longer be in effect; and

(e)The consideration paid by the Schwazze Investor pursuant to the Buy-Out Option must be comprised of at least forty percent (40%) cash and at least forty percent (40%) of the Schwazze Investor’s common stock, unless other amounts of consideration are agreed to by the Schwazze Investor, the Company and the Investors.

7.	Transfers.

7.1General Restrictions on Transfers.

(a)General Restrictions. Each Investor acknowledges and agrees that such Investor (or any Permitted Transferee of such Investor) shall not Transfer any Capital Stock except:

(i)as permitted pursuant to Section 7.2; or

(ii)in strict accordance with the restrictions, conditions, and procedures described in any other provision of this Agreement, as applicable.

(b)Other Restrictions. Notwithstanding any other provision of this Agreement (including Section 7.2), no Investor shall, directly or indirectly, Transfer any of its Capital Stock:

(i)except upon the authorization and approval of such Transfer by the Board of Directors;

(ii)except as permitted under, and in accordance with, Colorado law, Applicable Marijuana Codes, and the rules and regulation issued by the Applicable MED and any other state or local rules and regulations that may affect such a business;

(iii)except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Capital Stock, if requested by the Company, only upon delivery to the Company of a written opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(iv)if such Transfer would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(v)if such Transfer would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company; or

(vi)to a Prohibited Transferee pursuant to Section 3.3.

(c)Joinder Agreement. Except with respect to any Transfer pursuant to a Drag-along Sale, no Transfer of Capital Stock pursuant to any provision of this Agreement shall be deemed completed until the Transferee shall have entered into a Joinder Agreement, in form and substance satisfactory to the Company.

(d)Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Capital Stock in violation of this Agreement, including any failure of a Transferee, as applicable, to enter into a Joinder Agreement pursuant to Section 7.1(c), shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported Transferee in any such Transfer shall not be treated (and the Investor proposing to make any such Transfer shall continue be treated) as the owner of such Capital Stock for all purposes of this Agreement.

7.2Permitted Transfers. Subject to Section 7.1, including the requirement to enter into a Joinder Agreement pursuant to Section 7.1(c), the provisions of Sections 2.1, 2.2 and 4.1 shall not apply to any of the following Transfers by any Investor of any of its Capital Stock to the following Person(s) (each, a “Permitted Transferee”):

(a)to any Affiliate of any such entity Investor;

(b)to any such individual Investor’s spouse, siblings, descendants (including adoptive relationships and stepchildren), and the spouses of each such natural persons collectively, “Family Members”);

(c)a trust under which the distribution of Capital Stock may be made only to such individual Investor and/or any Family Members of such individual Investor;

(d)a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only such individual Investor and/or Family Members of such individual Investor;

(e)for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such individual Investor’s executors, administrators, testamentary trustees, legatees, or beneficiaries; or

(f)as set forth in Section 3.1.

8.Legend. Each certificate, instrument, or book entry representing shares of Capital Stock held by the Investors or issued to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 5 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

9.Lock-Up.

9.1Agreement to Lock-Up. Each Investor hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 9 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Investors if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 9 or that are necessary to give further effect thereto.

9.2       Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Investor (and transferees and assignees thereof) until the end of such restricted period.Miscellaneous.

10.1Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); and (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Investors in accordance with the Articles, provided that the provisions of Section 4 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 4 with respect to such Sale of the Company.

10.2Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

10.3Ownership. Each Investor represents and warrants that such Investor is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other Person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

10.4Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts of Denver County, Colorado or the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the above-named courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS

BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the courts set forth in clause (a) above having subject matter jurisdiction.

10.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) upon personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) business day after the business day of deposit with a nationally recognized overnight courier, postage prepaid, specifying next-day delivery. All communications shall be sent to the respective parties at their e-mail address and location address as set forth on Schedule A hereof or to such email address or location address as subsequently modified by written notice given in accordance with this Section 10.5. If notice is given to the Company, it shall be sent to 1880 S. Flatiron Court, Suite E, Boulder, Colorado 80301, Attn: Doug Burkhalter, Email: dburkhalter@missionholdings.us; and a copy (which shall not constitute notice) shall also be sent to 1880 S. Flatiron Court, Suite E, Boulder, Colorado 80301, Attn: Hadley Ford, Email: hford@missionholdings.us and Berger, Cohen & Brandt, L.C., 8000 Maryland Ave., Suite 1500, Clayton, Missouri 63105, Attn: David Spewak, Email: dspewak@bcblawlc.com.

10.6 Entire Agreement.This Agreement (including, the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

10.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.8 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 10.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, and (b) the holders of seventy-five percent (75%) of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, modification, termination or waiver applies to all Investors in the same fashion, (ii) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, if such amendment, modification, termination or waiver would adversely affect the rights of such Investor in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the other Investors under this Agreement, and (iii) Schedule A hereto may be amended by the Company from time to time in accordance with the Stock Purchase Agreement to add information regarding Additional Purchasers (as defined in the Stock Purchase Agreement) without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

10.9 Assignment of Rights.

(a)Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Investor except as provided in this Agreement (or as otherwise consented to in a prior writing by the Company and all of the other Investors) and any such assignment in violation of this Agreement shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b)The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate, or (ii) to an assignee or transferee who acquires shares of Capital Stock as permitted under this Agreement, including to any Permitted Transferee, it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii), shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(c)Except in connection with an assignment by the Company in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction, the rights and obligations of the Company hereunder may not be assigned under any circumstances; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement.

10.10 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

10.11 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Preferred Stock after the date hereof, or as a result of a Transfer permitted pursuant to this Agreement, any purchaser or transferee of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement to the Company and the other Investors confirming their agreement to be subject to and bound by all of the provisions set forth in this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

10.12 Governing Law. This Agreement shall be governed by the internal law of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

10.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.15 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.

10.16 Specific Performance. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, in addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the other Investors hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

10.17 Further Assurances. Each of the parties to this Agreement shall, and shall cause their Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby.

10.18 Consent of Spouse. If any Investor is married on the date of this Agreement, such Investor’s spouse shall execute and deliver to the Company a Consent of Spouse in the form of Exhibit A hereto (a “Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Investor’s shares of Capital Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Investor should marry or remarry subsequent to the date of this Agreement, such Investor shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:

MISSION HOLDINGS, INC.

By:	/s/ Doug Burkhalter
Doug Burkhalter
Chief Executive Officer

Signature Page To Right Of First Refusal And Co-Sale Agreement

INVESTORS:

MEDICINE MAN TECHNOLOGIES, INC.

By:	/s/ Justin Dye
Justin Dye
Chief Executive Officer

[ ]

By:
Name:
Title:

Signature Page To Right Of First Refusal And Co-Sale Agreement

SCHEDULE A

INVESTORS

[Intentionally Omitted]

EXHIBIT A

CONSENT OF SPOUSE

I,                                                , spouse of                                                , acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of May 20, 2022, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Investor Sale of shares of Capital Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Capital Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Capital Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the 20th day of May, 2022.

Signature

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